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                [LETTERHEAD FOR INTERNATIONAL CABLETEL APPEARS HERE]


                                                           For Immediate Release


New York, New York and Farnborough, Hampshire, UK (October 1, 1996) - International CableTel Incorporated (CableTel)(Nasdaq NMS:ICTL) today announced the appointment of Leigh Costikyan Wood to the newly-created position of Chief Operating Officer of its UK operations. In her new position, Ms. Wood will assume all day-to-day management of the combined CableTel/NTL Group in the UK and will report to J. Barclay Knapp, Chief Executive of the UK Group.

Ms. Wood was previously Chief Executive Officer of Cellular One/(r)/ serving Ohio and Michigan, a joint venture formerly between Cellular Communications, Inc. (CCI) and AirTouch Communications (AirTouch). During her three-year tenure at Cellular One, Ms. Wood led customer growth from 370,000 to over 1.2 million, and increased annualized revenues from $350 million to over $1.0 billion.

Commenting on Ms. Wood's appointment, Barclay Knapp remarked "Leigh joined the CCI family in 1984 and has been a key member of the management team ever since. Her recent experience with rapid growth in a competitive communications environment will prove invaluable to us as we seek even better results in the UK."

Today ICTL also announced several new management responsibilities in its UK operations to take better advantage of its recent acquisition of NTL. Peter Douglas, previously director of operations at NTL, assumes overall leadership of the NTL division. Hamid Heidary, formerly director of operations at CableTel, assumes overall leadership of the CableTel division.

In addition, there new business units are being created to combine CableTel's and NTL's expertise in several fields. Alan Hindley, previously director of product development at CableTel, assumes leadership of the National Telecoms division. Steve Wagner, formerly director of communications at CableTel, assumes leadership of the National Media division. A third new position leading the group's Information Services businesses will be filled at a later date. Jeremy Thorp and John Okas, formerly director of broadcast and of telecoms, respectively, at NTL, will be joining the National Media and National Telecoms business units in key capacities. Two other UK group-wide positions were also announced. Ronald McKellar, finance director of NTL now becomes finance director of the combined group, and Robert


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MacKenzie, legal director of CableTel becomes legal director of the combined group.

        Commenting on the management changes, Mr. Knapp said, "the CableTel/NTL merger set the stage for us to become the leader in the new age of communications dawning in the UK. The changes we are announcing today will allow us to deliver on that promise by more tightly coupling the two companies. I am very proud of the way the management teams are working so well together to create this smooth transition."

        Separately, ICTL was please to confirm that several key executives have joined the Company from Cellular One serving Ohio and Michigan, a joint venture formerly between CCI and AirTouch. These executives will form a core corporate team with expertise in virtually every communications discipline.

        The executives joining are:

        Ms. Patty Flynt, formerly Senior Vice President of Management
         Information Services
        Ms. Beth Fisher, formerly Senior Vice President of Customer Operations Mr. Don Miller, formerly Vice President of Marketing
        Mr. Stefan Eckert, formerly Senior Vice President of the Southern Region Mr. Paul Nelson, formerly Senior Vice President of the Central Region.

        Mr. Knapp commented that "having this team come over from the Ohio and Michigan joint venture is a tremendous bonus. Their combined efforts produced some of the best results in the U.S. cellular industry in virtually every area of the business. Their talents will be most welcome at ICTL."

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        For additional information, please contact in the U.S. J. Barclay Knapp,
President, Richard J. Lubasch, Senior Vice President, General Counsel or John Gregg, Vice President, Corporate Development at 212.906.8440 or in the U.K., Steven Wagner at 011 44 1252 402000 or Barry Lycett at 011 44 1962 822306.